EXHIBIT 21.1

LIST OF WHOLLY OWNED SUBSIDIARIES
RATIONAL SOFTWARE CORPORATION

Name	Jurisdiction of Incorporation

Rational Software Holdings LLC	Delaware

Rational Software Technology Corporation	Delaware

Rational SPC LLC	Delaware

RSFO, LLC	Delaware

Rational International	California

Rational Software Canada Co.	Canada

3037936 Nova Scotia Company	Canada

1386501 Ontario Limited	Canada

Rational Software do Brasil Ltda.	Brazil

Rational Software S.A. de C.V.	Mexico

Rational Software Limited	United Kingdom

Rational Software Sarl	France

Rational Software GmbH	Germany

Rational Software B.V.	Netherlands

Rational Software C.V.	Netherlands

Rational Software N.V.	Belgium

Rational Software Nordic AB	Sweden

Rational Software Finland Oy	Finland

Rational Software Norway AS	Norway

Rational Software Denmark A/S	Denmark

Rational Software Schweiz GmbH	Switzerland

Rational Software s.r.l.	Italy

Rational Software Austria GmbH	Austria

Rational Software Spain S.R.L.	Spain

Rational Software Ireland Limited	Ireland

Rational Holding Sarl	France

Rational Software S.A.	France

Rational Software Israel Ltd.	Israel

Rational Software Pty Ltd.	Australia

Rational Software Pte Ltd.	Singapore

Rational Software Korea Ltd.	Korea

Rational Software Corp. (India) Pvt. Ltd.	India

Rational Software New Zealand	New Zealand

Rational Software Greater China Ltd.	Hong Kong

Nihon Rational Software K.K.	Japan

Rational Software Sdn Bhd	Malaysia

Rational Software Consulting (Shanghai) Co., Ltd.	China

Rational Software Technology Ltd.	Cayman Islands